EXHIBIT 23.4

CONSENT OF KATTEN MUCHIN ZAVIS ROSENMAN

Board of Directors

Grand Toys International, Inc.
1710 Route Transcanadienne
Dorval, QC H9P 1H7 Canada

Members of the Board:

      We hereby consent to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

Very truly yours,

/s/ Katten Muchin Zavis Rosenman
Katten Muchin Zavis Rosenman

New York, New York

July 2, 2004